Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference into the Registration Statements on Form S-8 (File Nos. 333-162185, 333-175569 and 333-191912) of EPL Oil & Gas, Inc. of (a) all references to our firm and (b) our reserve reports and all references thereto, dated effective June 30, 2014 included in or made a part of EPL Oil & Gas, Inc.’s Transition Report on Form 10-K for the period ended June 30, 2014, to be filed with the U.S. Securities and Exchange Commission on or about September 23, 2014.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
September 23, 2014

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